Exhibit 99.1


[ZONE4PLAY LOGO]                                                   PRESS RELEASE
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                ZONE4PLAY COMPLETES $1M PRIVATE EQUITY FINANCING
                                                     - - - - -
  INFUSION OF CAPITAL EXPECTED TO ACCELERATE ACHIEVEMENT OF BUSINESS OBJECTIVES

Wilmington, DE - August 17, 2004 - Zone4Play, Inc. (OTCBB:ZFPI) the leading developer and provider of multi-platform interactive game applications and solutions for interactive TV, cellular networks and Internet, today announced that it had successfully completed a $1 million private placement, consisting of one million units, with a group of North American institutional and private investors.

The private placement was sold directly by Zone4Play and was closed at a unit price of $1.00. Each unit consists of one (1) common share, one (1) warrant exercisable for 24 months at a price of $2 per share, and one (1) warrant exercisable for 36 months at a price of $2.50 per share.

Mr. Uri Levy, CFO of Zone4Play stated, "This funding comes at an important time in our progress in gaining acceptance of our multi-platform interactive game applications and solutions by major players in interactive TV, cellular networks, hospitality industry and broadband Internet providers. We have recently signed revenue-sharing agreements with major TV platforms and hospitality providers as well as partnering agreements with leading content brands to adapt their games for iTV markets. We are moving forward with our plans for multiplayer games on all interactive channels. Zone4Play anticipates forming additional joint ventures with new business partners shortly."

"These funds will be used for accelerating our product development as well as for penetrating into new emerging markets." Mr. Levy concluded.

ABOUT ZONE4PLAY INC.

Zone4Play Inc. (www.zone4play.com) designs interactive game applications and solutions for the Interactive Television, Cellular networks and Internet. Its cross-system product line allows access to a variety of platforms with only one user account. Zone4Play also specializes in Back Office solutions for these systems and markets a wide range of hi-tech support and management products. Zone4Play is listed on OTCBB and trades under the symbol ZFPI.OB.


SAFE HARBOR

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations of the management of Zone4Play only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; decline in demand for Zone4Play's products; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Zone4Play to differ materially from those contemplated

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in such forward-looking statements. Zone4Play undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Zone4Play, reference is made to Zone4Play's reports filed from time to time with the Securities and Exchange Commission.

This press release and other releases are available on www.zone4play.com.

CONTACTS:
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ZONE4PLAY.
Idan Miller
Executive Vice President
972-3-688-9444
imiller@zone4play.com